ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into by and among CALAMP DATACOM, INC., a Delaware corporation ("Purchaser"), CALAMP CORP., a Delaware corporation ("Parent"), AIRIQ U.S., INC., a Delaware corporation ("Seller"), and AIRIQ INC., a Canadian corporation
("Shareholder"), with reference to the following facts:

      A. Purchaser and its affiliated companies design, manufacture and market wireless equipment used in the reception of television programming transmitted from satellites and wireless terrestrial transmission sites, two-way transceivers used for wireless high-speed Internet (broadband) service, cellular and GPS modules for embedding into Machine-to-Machine applications, and equipment used for mobile resource management, telemetry and asset tracking applications, private wireless networks, public safety communications and critical infrastructure and process control applications.

      B. Seller is engaged in the business of designing, manufacturing, distributing and selling asset tracking products and services for a variety of applications and markets (the "Seller Activities").

      C. One component of the Seller Activities is the provision of an aftermarket vehicular product and related location services to the industry offering sub-prime vehicle credit (often referred to as Buy-here-pay-here business) in the United States and Canada (the "Business").

      D.    Seller is an indirect, wholly-owned subsidiary of Shareholder.

      E. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of Seller used in the Business, and in connection with such purchase, assume certain liabilities, in each case upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                               ARTICLE I
                             TERMS OF SALE

      1.1 Sale of Assets. Upon the terms and conditions hereinafter set forth, Seller shall sell, assign, convey, transfer and deliver to Purchaser at the Closing (as defined herein), substantially all of the assets of Seller used in the Business, as set forth in Section 1.1 of the disclosure letter and schedules thereto delivered by Seller and Shareholder to Purchaser (the "Seller and Shareholder Disclosure Letter") (the "Purchased Assets"), free and clear of any and all Liens and Encumbrances except for the Permitted Liens. As used in this Agreement, "Liens and Encumbrances" shall mean any lien, claim, charge, security interest, mortgage, pledge, hypothecation, easement, conditional sale, or other title retention agreement, defect in title, covenant, or other encumbrance or restriction of any kind. As used in this Agreement, "Permitted Liens" shall mean (a) Liens and Encumbrances for taxes if such taxes are not yet due and payable, and (b) mechanics', construction, carriers', workers', repairers', storers' or other similar liens (inchoate or otherwise) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business consistent with past practice which have not been filed, recorded or registered in accordance with applicable law or of which notice has not been given to the Seller. With the exception of the Excluded Assets (defined below), the Purchased Assets shall include all of the assets of Seller of every kind, character and description, whether tangible, intangible, personal or mixed, and wherever located, that are owned by Seller and used in the Business, including, but not limited to, the Lake Forest, California facility lease, the listed accounts receivable, the listed inventory, customer pre-payments and deposits, customer contracts, AirIQ Vehicle Recovery Patents (US Patent #6,025,774 and US Patent #6,249,217), production and test equipment (tools, fixtures, test software and equipment), Seller's goodwill, equipment, machinery, tooling, fixtures, office furniture, supplies, materials, backlog, Contracts (as defined herein), purchase and sales orders, prepaid expenses, security deposits, customer lists, books and business records, hardware, software, product catalogues, photographs (digital and otherwise), artwork, permits, licenses, consents and other forms of governmental approval, to the extent transferable, domain names, website software, telephone numbers, and Intellectual Property (as defined herein).

      1.2 Excluded Assets. Section 1.2 of the Seller and Shareholder Disclosure Letter contains an accurate and complete list of all assets and property that are used in the Business by Seller which are excluded from the definition of Purchased Assets (collectively, the "Excluded Assets").

      1.3 Purchase of Assets. Purchaser agrees to purchase the Purchased Assets from Seller upon the terms, conditions and provisions hereinafter set forth and in reliance upon the covenants, agreements, representations, warranties and indemnities of Seller hereinafter set forth.

      1.4 No Liabilities or Obligations to be Assumed. Except for those liabilities and obligations set forth in Section 1.4 of the Seller and Shareholder Disclosure Letter, including the obligations for future performance under any contract or agreement comprising part of the Purchased Assets as set forth thereon (the "Contracts")(collectively, the "Assumed Liabilities"), the parties hereto acknowledge and agree that Purchaser is not assuming, paying or discharging and shall not be liable for any debts, obligations, responsibilities or liabilities of Seller or any claim, action or suit relating thereto (whether now existing or hereafter arising), known or unknown, contingent or absolute, relating to or arising from any period prior to the Closing and Seller shall remain fully and completely liable for all such liabilities. By way of example only and not in limitation of the foregoing, Purchaser is not assuming, paying or discharging and Purchaser shall not be liable for: (a) any of Seller's short or long-term debt; (b) any of Seller's non-accrued employee benefits, employment or successor liabilities related to Seller's employees or other personnel; (c) any of Seller's pension, profit-sharing or other qualified or unqualified plan liabilities, whether such plans presently exist or were previously funded;
(d) any of Seller's tax liabilities of any kind or nature whatsoever (except for pro-rated personal property taxes as provided in Section 4.9); (e) any liability or responsibility for defaults accruing prior to the Closing under any contracts or agreements; (f) any liability or responsibility for regulatory, tax or other reports, filings, approvals or actions related to the operations of the Business prior to the Closing (including interest and penalties thereon); (g) any liability or responsibility to make tax, benefit, funding or other payments (including interest and penalties thereon) that accrued prior to the Closing; (h) with the exception of the Lake Forest facilities lease and the co-location facility lease, any liabilities of Seller relating to or arising from any real property leases; (i) any liability or responsibility for salaries, bonuses or commissions relating to sales shipped and invoiced prior to the Closing; and (j) any liabilities of Seller of any other kind or description whether accrued, absolute, contingent or otherwise, relating to or arising from any period prior to the Closing, in each case, except for the Assumed Liabilities.

      1.5 Conveyance of Purchased Assets. At the Closing, subject to obtaining any required third party consents identified in Section 2.10 of the Seller and Shareholder Disclosure Letter and completing the customer data migration pursuant to Section 4.17, Seller shall convey the Purchased Assets to Purchaser by that certain Bill of Sale, the form of which is attached hereto as Exhibit A.

      1.6 Purchase Price. As full payment for the transfer and delivery of the Purchased Assets to Purchaser, Purchaser shall deliver the following consideration (the "Purchase Price") to Seller:

            (a) At the Closing, Purchaser shall deliver, by electronic transfer in immediately available funds to an account designated by Seller, the sum of SEVENTEEN MILLION ONE HUNDRED THOUSAND DOLLARS ($17,100,000) (the "Initial Payment").

            (b) At the Closing, Purchaser shall deposit the amount of ONE MILLION NINE HUNDRED THOUSAND DOLLARS ($1,900,000) (the "Escrow Funds"), by electronic transfer in immediately available funds, to an escrow account ("Escrow Account") maintained in the custody of a mutually acceptable escrow agent (the "Escrow Agent"). The costs and expenses associated with the establishment and maintenance of the Escrow Account shall be borne by Purchaser. The Escrow Funds will be released from the Escrow Account as follows:

                 (1) The Escrow Funds will be held in the Escrow Account to satisfy any indemnifiable claims by Purchaser against Seller pursuant to
Section 8.1, for a period of twelve (12) months after the Closing Date (the "Escrow Period"), in accordance with the terms of the Escrow Agreement in the form attached as Exhibit B (the "Escrow Agreement").

      1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets according to the methodology to be mutually agreed among the parties and set forth in Section 1.7 of the Seller and Shareholder Disclosure Letter (the "Allocation Method"). Each of the Seller and the Purchaser shall allocate the Purchase Price among the Purchased Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, in accordance with the fair market values of the Purchased Assets as determined in accordance with the Allocation Method. Each of the Seller and the Purchaser shall file I.R.S. Form 8594 in a timely manner. The Purchaser and the Seller shall follow the Allocation Method set out in
Section 1.7 of the Seller and Shareholder Disclosure Letter in determining and reporting their liabilities for any taxes and, without limitation, shall file their respective returns prepared in accordance with such allocations.

                               ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF SELLER
                           AND SHAREHOLDER

      Seller and Shareholder hereby, jointly and severally, represent and warrant to Purchaser, and its successors and assigns, subject to the specific exceptions in the Seller and Shareholder Disclosure Letter as follows:

      2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to carry on the business presently conducted by it. Seller is duly authorized, qualified and licensed under all applicable law, regulations, rules and orders of public authorities to carry on its business in the State of California. With the exception of the State of California, Seller is not required to be authorized, qualified or licensed to do business in any other jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Seller's present business or operations. As used in this Agreement, "Material Adverse Effect" shall mean any change, event or effect that is or is reasonably likely, individually or in the aggregate, to become materially adverse to the business, operations, financial condition or results of operation of the Business; provided that none of the following shall constitute a "Material Adverse Effect" and none of the following shall be taken into account in determining whether a "Material Adverse Effect" has occurred or is reasonably likely to occur: (a) an adverse change, event, effect, occurrence, state of facts or developments affecting the industry in which the Business is conducted or the U.S. economy as a whole, and not specifically relating to Seller; (b) any adverse change, event, effect, occurrence, state of facts or developments arising from or relating to acts of terrorism or war; (c) any effect relating to compliance with the terms of, or the taking of any action permitted or required by, this Agreement, or from the announcement or pendency thereof; or (d) any adverse change, event, or effect related to or arising from the analog wireless network and/or the Aeris services.

      2.2 Title to Common Shares. AirIQ U.S. Holdings, Inc., a wholly-owned subsidiary of Shareholder, owns all of the issued and outstanding capital stock of Seller. As of the Closing, there exists no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments which could require Seller to sell, issue or otherwise cause to become outstanding any stock or other interest in Seller.

      2.3 Authority and Enforceability.

            (a) Seller has the requisite corporate power, legal capacity and authority to sell and transfer the Purchased Assets as contemplated herein, free and clear of any statutory, contractual or other limitation, and to enter into and perform its obligations under this Agreement. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with the terms hereof, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights or by general equitable principles. Seller has taken all necessary corporate action on its part as may be required under applicable law and under its Certificate of Incorporation and Bylaws to authorize the execution, delivery and performance of this Agreement.

            (b) Shareholder has the legal capacity to enter into and perform its obligations under this Agreement. This Agreement constitutes a valid and legally binding obligation of Shareholder, enforceable against it in accordance with the terms hereof, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights or by general equitable principles.

      2.4 Financial Statements. The unaudited balance sheets and income statements of Seller for the year ended December 31, 2006 (collectively, the "Financial Statements"), copies of which have been previously provided to Purchaser, and the statements of revenue for January and February 2007 set forth in Section 2.4 of the Seller and Shareholder Disclosure Letter, are true and correct in all material respects and have been prepared in accordance with the books and records of Seller. The Financial Statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles consistently applied by Seller throughout the periods indicated, except that the Financial Statements do not contain customary notes. The statements of revenue for January and February 2007 shall report revenue on a Canadian GAAP basis. The balance sheets contained in the Financial Statements fairly present the financial position of Seller in all material respects as of their respective dates and set forth in full and reflect all liabilities of Seller as of such dates. The income statements included in the Financial Statements fairly present the results of the operations of Seller in all material respects for the periods indicated and covered thereby. The inventory valuations in the Financial Statements are based upon pricing the inventories at the lower of cost or market in accordance with the established practices of Seller. The shareholders' equity of Seller as of such dates was as set forth in the Financial Statements. Seller and Shareholder do not have any knowledge of any material liability that is not reflected or reserved against in the Financial Statements.

      2.5 Absence of Change. Except as disclosed in Section 2.5 of the Seller and Shareholder Disclosure Letter, since December 31, 2006, there has not been: (a) any Material Adverse Effect; (b) any material damage, natural or otherwise, to any of the Purchased Assets being purchased hereunder; (c) any confiscation of any of the Purchased Assets by any government or any agency thereof; (d) any lockout, strike, labor trouble, state of emergency, war, act of God or other event which affected or will affect the Business or Purchased Assets; (e) any material sales of goods or services or other transactions of Seller, other than those occurring in the ordinary course of business; (f) any material change in the manner of conducting the Business and operations of Seller; (g) any material change in the manner in which Seller pays its accounts payable and no payment of any accounts payable, nor any failure to pay any accounts payable, other than in the ordinary course of Business; (h) any financial or other commitments or obligations incurred by Seller, except such as may be incidental to carrying on the ordinary course of Business; (i) any borrowing by Seller of any funds and no endorsing or guaranteeing payment by Seller of any loan or obligation, contractual or otherwise, of any other individual, firm, corporation or other entity, and except as set forth in the Financial Statements, there are no such borrowings, endorsements or guarantees by Seller presently outstanding; (j) any material loans or advances by Seller to any individual, firm, corporation or other entity at any time; (k) any capital additions or improvements in excess of FIFTY THOUSAND DOLLARS ($50,000) in the aggregate to the properties of Seller, and no contracts or purchase orders therefore; (l) any sale, retirement, abandonment or other disposition of any of the Purchased Assets or other property of Seller, except the disposition or replacement of minor equipment in the ordinary course of business with an individual fair market value of less than TEN THOUSAND DOLLARS ($10,000); (m) any outstanding obligation by Seller either for money borrowed or otherwise, other than as set forth in the Financial Statements, except trade accounts payable and other current expenses and taxes incurred and accrued on Seller's books and arising in the ordinary course of business, none of which obligations are in default or arrears of payment; (n) any dividend or mandatory redemptions on Seller's capital stock and no money or other property set apart for payment or for making any other distributions to or for the account of any shareholder of Seller; (o) any acquisition or contract to acquire in any manner, directly or indirectly, any of the outstanding capital stock of Seller or any other corporation; (p) any payment of or any obligation to pay any amounts either in cash or other property to any person for cancellation of any outstanding options, warrants or agreements to acquire shares of Seller's capital stock; (q) change in the capital structure or Certificate of Incorporation or Bylaws of Seller; (r) any material change in the accounting methods or practices followed by Seller in connection with the Business and operations of Seller; and (s) any written notice of any violation or any written notice of a threatened violation of applicable law as to the Business or operations of Seller; provided, however, that Seller shall not be deemed to have breached this representation unless the failure to disclose the information requested hereunder gives rise to a Material Adverse Effect.

      2.6 Employee Matters. Section 2.6 of the Seller and Shareholder Disclosure Letter sets forth an accurate and complete list of the names of all persons employed by Seller in connection with the Business as of the Closing (the "Designated Employees"), along with such persons' titles, job description if not immediately apparent from such title, salary or hourly rate, and length of employment. Seller has complied in all material respects with all applicable laws, rules and regulations of governmental agencies or authorities relating to the employment of labor in connection with the operation of its Business, including, but without limitation, ERISA and the regulations and published interpretations thereunder, the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), applicable local, state and federal civil rights laws, and those relating to hours, collective bargaining, labor unions and labor relations, unemployment insurance, worker's compensation, equal employment opportunity, and the payment and withholding of taxes, including income and social security taxes. Further, Seller has complied in all material respects with any applicable state or federal laws relating to the termination of its Business and reduction of its staff, including, without limitation, the WARN Act and any state or local equivalents thereof. There has been no violation of the reporting and disclosure requirements imposed under ERISA, COBRA or the Internal Revenue Code for which any penalty has been or may be imposed. Seller has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of its employees and Seller has not experienced any strikes, work stoppages, significant grievance procedures or claims of unfair labor practices nor, to Seller's or Shareholder's Knowledge, have there been any overt threats to file any such significant grievance proceedings under unfair labor practices. As of the Closing Date, Seller has terminated all of the Designated Employees in full compliance with all applicable federal and state laws. Purchaser shall offer employment to all of such employees in accordance with Section 4.15. On or before the Closing Date, Seller shall satisfy in full or make adequate provisions for full satisfaction of all obligations to or on account of the Designated Employees arising out of or in connection with their employment (and termination of their employment) including, without limitation, the payment of withholding taxes, salaries, bonuses, health and welfare contributions or benefits, pension or profit sharing plans or benefits, workers' compensation insurance, and accrued vacation, and, if applicable, sick leave, and any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments which could require Seller to sell, issue or otherwise cause to become outstanding any stock or other interest in Seller.

      2.7 Sales Representatives, Dealers and Distributors. Section 2.7 of the Seller and Shareholder Disclosure Letter sets forth a complete list of those Contracts with any person under which such other person is a sales agent, representative, dealer or distributor of any of the services or products of Seller. True and correct copies of all agreements listed in
Section 2.7 of the Seller and Shareholder Disclosure Letter have been made available to Purchaser.

      2.8 Pending Claims. Except as set forth in Section 2.8 of the Seller and Shareholder Disclosure Letter, there are no pending or, to the Knowledge (as defined herein) of Seller and Shareholder, threatened claims of any kind, or actions, lawsuits, proceedings or disputes ("Actions") against or affecting the Purchased Assets, the Business or operations of Seller, or Seller's ability to enter into this Agreement and consummate the transactions contemplated hereby. There are no unpaid judgments of any kind against Seller; there are no contracts of Seller subject to renegotiation or unilateral adjustment; Seller has not been charged with or, to the Knowledge of Seller and Shareholder, threatened with a charge or violation nor, to the Knowledge of Seller and Shareholder, is Seller under investigation with respect to any alleged violation of any agreement or any provision of any federal, state or local law or administrative ruling or regulation relating to any aspect of the Business or Seller's operations. There are no Actions by Seller or Shareholder currently pending or which Seller or Shareholder intends to initiate regarding the Purchased Assets, the Business or operations of Seller, or Seller's ability to enter into this Agreement and consummate the transactions contemplated hereby.

      2.9 Title to the Purchased Assets; Condition and Sufficiency of the Purchased Assets. Seller is the sole and exclusive owner of and has good and marketable title to or has sufficient right to use, consistent with the operation of the Business as currently conducted, all of the Purchased Assets, free and clear of all Liens and Encumbrances other than the Permitted Liens. The Purchased Assets constitute all of the machines, equipment, tooling, fixtures, furniture, computer software, intellectual property assets, office furnishings and other tangible and intangible personal property which are owned by Seller and utilized in connection with the Business. The Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put. The Purchased Assets are regularly maintained, subject to normal wear and tear. Except as disclosed in Section 2.9 of the Seller and Shareholder Disclosure Letter, all tangible Purchased Assets will be located at the Lake Forest facility at Closing and Purchaser will have complete and unrestricted ownership of, access to, and use of those Purchased Assets at Closing.

      2.10 Contracts. Set forth in Section 2.10 of the Seller and Shareholder Disclosure Letter is a complete list of the Material Contracts. As used in this Agreement, "Material Contract" shall mean a Contract (i) providing for payment or receipt of TWENTY-FIVE THOUSAND DOLLARS ($25,000) or more over the life of the contract, by which Seller is bound with respect to the Business or the Purchased Assets or (ii) to which Seller is a party that is reasonably necessary for Purchaser to continue the Business and operations of Seller in substantially the same manner as was carried on immediately prior to the Closing, but in each case, excluding any contract with a customer listed in Section 2.12 of the Seller and Shareholder Disclosure Letter. Each Material Contract is in full force and effect and Seller is not in breach or default thereunder in any material respect and, to the Knowledge of Seller and Shareholder, each non-material Contract is in full force and effect and Seller is not in breach or default thereunder. To the Knowledge of Seller and Shareholder, no other party to any such Contract is in breach or default thereunder in any material respect. Those Material Contracts that by their terms either are not assignable, or require the consent of a third party to be assigned to Purchaser are identified as such in Section 2.10 of the Seller and Shareholder Disclosure Letter. Seller and Shareholder hereby agree to use all commercially reasonable efforts to obtain required consents with respect to the Material Contracts.

      2.11 Leases. Except as may be set forth in Section 2.11 of the Seller and Shareholder Disclosure Letter, Seller does not lease any real or personal property used or useful in the Business. All leases listed in Section 2.11 of the Seller and Shareholder Disclosure Letter and constituting assigned Contracts are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default or event of acceleration under any of these leases.

      2.12 Customers. Section 2.12 of the Seller and Shareholder Disclosure Letter contains a correct and current list, in all material respects, of all customers of Seller as of the Closing Date.

      2.13 No Breach or Violation. Subject to obtaining any required third party consents identified on Section 2.10 of the Seller and Shareholder Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) an event that, with notice or lapse of time or both, would be a material default, breach or violation of any of the Certificate of Incorporation, Bylaws or organizational documents of Seller, or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which it or its property is bound, except where such default, breach or violation would not have a Material Adverse Effect on Purchaser's ability to continue and support the Business following the Closing in the manner contemplated hereby; (b) except as would not have a Material Adverse
Effect: (i) an event that would permit any party to terminate, cancel, accelerate, modify or require any notice under any Material Contract with Seller or to accelerate or modify the maturity of any Assumed Liabilities;
(ii) violate any applicable federal, state, municipal, administrative or other law, statute, rule, regulation, ordinance or other applicable restriction promulgated by a governmental authority; or (iii) the creation or imposition of any Liens and Encumbrances on any of the Purchased Assets.

      2.14 Interest in Customers, Suppliers and Competitors. Neither Shareholder nor Seller has any direct or indirect interest (other than a passive investment in less than five percent (5%) of the outstanding voting securities of a company that is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or similar regulations under Canadian securities laws) in any competitor, supplier or customer of Seller or in any person from whom or to whom any of them leases any real or personal property, or in any other person with whom Seller is doing Business.

      2.15 Corporate Documents. Seller has made available to Purchaser for its examination: (a) copies of the Certificate of Incorporation, Bylaws and other organizational documents of Seller; and (b) copies of the stock certificate ledger and the stock certificate(s) representing all the issued and outstanding shares of capital stock of Seller.

      2.16 Compliance. All Business and operations of Seller are being conducted in conformity with all applicable rules, ordinances and other laws pertaining thereto where such failure to operate in conformity with all applicable rules, ordinances and other laws pertaining thereto would have a material adverse effect on the Business. Seller has not received any notice and has no knowledge or reasonable grounds to believe that Seller is not in compliance in all material respects with all federal, state and local laws relating to the Business or operations of Seller or its properties. Seller and its operations and properties are presently in compliance with all applicable Occupational Safety and Health Administration ("OSHA") rules, regulations and laws. Seller has not received any notice of, and does not know, or have reason to know of any potential occupational safety and health problem in connection with the operations or properties of Seller where such problem would have an adverse effect on the Business.

      2.17 Intellectual Property. Section 2.17 of the Seller and Shareholder Disclosure Letter contains a list of all identified patents, trademarks, copyrights, trade names, service marks, licenses, source code, and computer software to be transferred to Purchaser hereunder, whether registered or unregistered (the "Intellectual Property"). In addition, Purchaser shall obtain certain rights to Seller's intellectual property pursuant to the perpetual, royalty-free, non-exclusive license to use and modify the host system software in connection with the Business, fixed location industrial monitoring and control applications, and fixed or mobile public safety applications (the "Host System Software License"), substantially in the form attached hereto as Exhibit D; the perpetual, royalty-free, non-exclusive license to use certain of Seller's trademarks and royalty-free, non-exclusive right to use the GPR-1 device and firmware, including full documentation of the protocol for communicating with the device (but excluding any intellectual property related to the design of the device or its operating software), in each case, solely in connection with the Business and in accordance with the terms of the Product Supply and Data Services Agreement substantially in the form attached hereto as Exhibit E (the intellectual property covered by such licenses, the "Shared Intellectual Property"). The Intellectual Property and the Shared Intellectual Property together constitute all of the rights owned or for which Seller has the right to convey to patent, copyright, trademark, trade secret or other intellectual property protection for any of the same and for any other proprietary information and materials included with the Purchased Assets that are related
to the Business.    All of the Intellectual Property is owned by Seller or
Seller has the right to use such Intellectual Property and, to the extent set forth in Section 2.17 of the Seller and Shareholder Disclosure Letter, has been duly registered or filed with the appropriate governmental office. Except as set forth in Section 2.17 of the Seller and Shareholder Disclosure
Letter: (a) Seller does not use any of the Intellectual Property without the consent of any rightful owner; (b) there are no attachments or other Liens and Encumbrances, other than Permitted Liens on any of the Intellectual Property; (c) except as set forth in the Contracts, Seller does not pay any licensing fee, royalty or other payment to any other person or entity with respect to any Intellectual Property or use thereof; (d) Seller's right to use and transfer any and all of the Intellectual Property is perpetual and unrestricted; (e) to the Knowledge of Seller and Shareholder, there are no claims or demands of any other person, firm or corporation pertaining to any of the Intellectual Property; (f) there are no proceedings which have been instituted or are pending, or to the Knowledge of Seller and Shareholder, threatened which challenge any right of Seller with respect to the Intellectual Property; and (g) to the Knowledge of Seller and Shareholder, no intellectual property used in the Business infringes on the intellectual property rights of others or is being infringed on by others or is subject to any outstanding order, decree, judgment or stipulation. Seller has not at any time been charged with any infringement of any adversely held patent, trademark, trade name or copyright. Seller agrees to promptly execute any and all assignments and other documents necessary for the transfer of the Intellectual Property to Purchaser.

      2.18 Tax Returns and Audits. Except as would not have a Material Adverse Effect, Seller has duly and timely filed with the appropriate governmental agencies all tax returns and tax reports due and required to be filed by Seller, including, but not limited to, all tax returns, filings and reports due or required to be filed by Seller, including all federal, state and local profits, income, sales, use, occupation, property, excise, social security, withholding, unemployment insurance, health licenses and other taxes, and Seller has paid or provided for the payment of all such taxes and payments, including all such taxes and payments due or required to be paid by Seller, through the Closing. Seller has no written notice of any pending audit pertaining to, or claims for, taxes, or assessments asserted against Seller by any taxing authority in respect of any period to date. No agreement for the extension of the time for the assessment of any amount of tax has been entered into by or on behalf of Seller. Except as would not have a Material Adverse Effect, with respect to Seller's own employees, Seller has withheld from amounts paid to such employees and, to the extent due, has paid, or will pay as due, to the appropriate governmental agencies, all taxes or other amounts required to be withheld, including, but not limited to, social security, federal withholding, state withholding and local withholding taxes.

      2.19 Liabilities to Customers.  To the Knowledge of Seller and
Shareholder,	 Seller does not have any liability or potential liability
to any current or past customer arising from a breach of a customer contract.

      2.20 Environmental Matters. To the Knowledge of Seller and Shareholder, after due inquiry: (a) the property and assets of Seller and the operations conducted thereon by Seller and the use, maintenance or operation of such property and assets, do not violate any applicable federal, state or local environmental law, regulation or ordinance (each hereinafter an "Environmental Law"), including by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response Compensation and Liability Act of 1980, and the Toxic Substances Control Act (including any amendments or extension thereof, and rules, regulations, standards or guidelines pursuant to any Environmental
Law), and are not subject to any existing, pending or threatened investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Law; (b) except for materials used in the ordinary course of the Business in full compliance with all Environmental Laws, no toxic or hazardous or noxious substance, material or waste which is regulated by any local, state or United States government or agency thereof ("Hazardous Substance") has been generated, disposed of or otherwise released by Seller or by others in connection with the properties used by or operations of Seller; (c) no notice of any violation of any Environmental Law has been received by Seller concerning the properties used by or operations of Seller and there are no existing or pending requirements of any governmental authority relating to environmental matters requiring any remedial action or other work, repairs, construction or capital expenditures with respect to such properties or operations of Seller; (d) Seller does not have any contingent liability in connection with the release of any Hazardous Substance into the environment or in connection with any violation or non-compliance with any Environmental Law; and (e) Seller's products offered for sale, as of the Closing Date, are compliant with the Restriction of Hazardous Substances Directive (RoHS) 2002/95/EC.

      2.21 Employee Benefit Matters.

            (a) Except as set forth in Section 2.21 of the Seller and Shareholder Disclosure Letter, Seller does not have any pension, profit sharing, retirement, fringe benefit, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance or any other type of employee benefit plan, program or arrangement within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation any defined benefit plan ("Defined Benefit Plan") within the meaning of Section 3(35) of ERISA or Section 414(1) of the Internal Revenue Code (the "Code") or any defined contribution plan ("Defined Contribution Plan") within the meaning of Section 3(34) of ERISA or
Section 414(1) of the Code or any multiemployer plan ("Multiemployer Plan") within the meaning of Section 3(37) and 4001(a)(3) of ERISA (hereinafter each individually referred to as a "Plan" and collectively referred to as the "Plans") on behalf of any current or former officers or employees of Seller (whether on an active or frozen basis).

            (b) Except as set forth in Section 2.21 of the Seller and Shareholder Disclosure Letter Seller does not sponsor, maintain, contribute to or otherwise have any obligation with respect to any Plan. Seller has made available to Purchaser true and correct copies of (1) all documents embodying each of the Plans referred to in Section 2.21 of the Seller and Shareholder Disclosure Letter (or true and correct written summaries of such Plans to the extent not evidenced by documents), (2) all documents embodying trusts relating to any such Plans as they may have been amended to the date hereof, and (3) copies of the last filed Annual Report (Form 5500 or 5500-C) with respect to each Plan and all Schedules and exhibits to all such documents.

            (c) Each Plan listed in Section 2.21 of the Seller and Shareholder Disclosure Letter intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service, and the related trusts have been determined to be exempt from taxation. A copy of the most recent determination letter with respect to each such Plan has been made available to Purchaser and, to the Knowledge of Seller and Shareholder, nothing has occurred since the date of such letter that would cause the loss of such qualification or exemption. Each such Plan has been operated in all material respects in accordance with its terms. To the Knowledge of Seller and Shareholder, no investigation or review by the Internal Revenue Service is currently pending or is contemplated in which the Internal Revenue Service has asserted or may assert that any such Plan is not qualified under Section 401(a) of the Code or that any related trust is not exempt under Section 501 of the Code. No assessment of any federal income taxes has been made or, to the Knowledge of Seller and Shareholder, is contemplated against Seller, or any related trust of any such Plan on the basis of a failure of such qualification or exemption. Annual Reports (Form 5500 or 5500-C) have been timely filed with respect to all such Plans. Except as set forth in Schedule 2.21, no Plan described therein is funded through a trust intended to be exempt from taxation under Section 501(c) of the Code.

            (d) To the Knowledge of Seller and Shareholder, there has been no violation of the reporting and disclosure requirements imposed either under ERISA, COBRA or the Code for which a penalty has been or may be imposed with respect to any Plan listed in Section 2.21 of the Seller and Shareholder Disclosure Letter. To the Knowledge of Seller and Shareholder, no Plan or related trust has any liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, other than for routine payments to be made in due course to participants and beneficiaries.

            (e) Except as set forth in Section 2.21 of the Seller and Shareholder Disclosure Letter: (1) Seller has made all payments due to date under or with respect to each Plan set forth in Section 2.21 of the Seller and Shareholder Disclosure Letter and all amounts properly accrued to date due as liabilities of Seller, under or with respect to each such Plan, for the current plan years, have been recorded on the books of Seller; (2) Seller has performed all material obligations required to be performed under or with respect to each such Plan, and is not in material default under, or in material violation of, any such Plan; (3) Seller is in compliance in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to each such Plan and each trust related to each such Plan, including, without limitation, ERISA, COBRA and the Code, and neither Seller nor any such Plan or any related trust is required to take any material action to avoid violation of any such requirements; (4) neither Seller nor any director, officer or, to the Knowledge of Seller and Shareholder, any employee of Seller has engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject Seller, Purchaser or any officer, director or employee of Seller or Purchaser to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; (5) there are no actions, suits, arbitrations, claims, governmental or other proceedings (formal or informal) or, to the Knowledge of Seller and Shareholder, investigations, pending or threatened against any such Plan, the assets of any such Plan, any trust related to any such Plan or any fiduciary, administrator or sponsor (in its capacity as such) of any such Plan or related trust; (6) no such Plan which is subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302(a)(2) of ERISA and 412(a)(2) of the Code) whether or not waived; (7) Seller has not incurred, and does not reasonably expect to incur, any material liability to the Pension Benefit Guaranty Corporation, and no Defined Benefit Plan described in Section 2.21 of the Seller and Shareholder Disclosure Letter has been terminated or has been the subject of any termination proceeding or "reportable event" (within the meaning of Section 4043(b) of ERISA), under circumstances which could reasonably result in the imposition of any such liability on Seller; (8) no notice of termination has been filed by the plan administrator pursuant to
Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any such Defined Benefit Plan; and (9) Seller has not contributed, nor does it now contribute to any Multiemployer Plan.

      2.22 Full Disclosure. No representation or warranty of Seller or Shareholder made in this Agreement or any Exhibit or Schedule hereto contains or will contain any untrue statements of material fact, or omit any material fact, the omission of which would be materially misleading. Neither Seller nor Shareholder is aware of any facts that at the present time would cause any of their representations and warranties to contain any untrue statement of material fact, the admission of which would be misleading. The copies of all leases, instruments, agreements, licenses, permits, certificates, books, statements, records and other documents and information which have been or may be delivered by Seller or Shareholder in connection with the transactions contemplated by this Agreement, are, to the Knowledge of Seller and Shareholder, complete and correct, in all material respects.

                               ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

      Purchaser, and where indicated, Parent hereby represent and warrant to Seller and Shareholder that:

      3.1 Organization. Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign corporation in good standing in the State of California.

      3.2 Authority. Purchaser and Parent have each taken all necessary corporate action on its part as may be required under the laws of the State of Delaware and under each of their respective Certificates of Incorporation and Bylaws to authorize the execution, delivery and carrying out of this Agreement.

      3.3 Enforceability. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against it in accordance with the terms hereof, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights or by general equitable principles. To the Knowledge of Purchaser, the execution and delivery of this Agreement and consummation of the transactions described herein will not (immediately, upon notice, or with the passage of time) result in the termination or acceleration of any indebtedness, agreement or other obligation of Purchaser, and are not prohibited by, do not and will not materially violate or conflict with any provision of, and do not and will not constitute a material default under or breach of: (a) the Certificate of Incorporation and Bylaws of Purchaser; (b) any contract, agreement, or other instrument to which Purchaser is a party or by which Purchaser is bound, except where such default, breach or violation would not adversely affect Purchaser's ability to continue and support the Business and operations of Seller following the Closing in the manner contemplated hereby; (c) any order, decree or judgment of any court or governmental agency; or (d) any law, rule or regulation applicable to Purchaser where such violation would have a material adverse effect on Purchaser.

      3.4 Consents and Approvals. No consent, approval, or authorization of, or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions described herein.

      3.5 Purchaser Investigation and Due Diligence. Purchaser has investigated the condition, value and suitability of the Purchased Assets, as well as all matters affecting the desirability of its Purchase of the Purchased Assets hereunder. Purchaser acknowledges that Purchaser has been given the opportunity to conduct its own due diligence with regard to the Business and Purchased Assets.

      3.6 Funds. Purchaser and Parent, jointly and severally, hereby represent and warrant to Seller and Shareholder that the Purchaser will have, as and when required, sufficient funds to perform its obligations in accordance with the terms of this Agreement.

                               ARTICLE IV
                                COVENANTS

      4.1 Cooperation. Each of the parties hereto shall cooperate with the other parties in all reasonable respects, and shall use commercially reasonable efforts to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time.

      4.2 Consents. Seller shall use commercially reasonably efforts to obtain the consents, waivers and approvals under any of the Material Contracts or under any contractual restrictions relating to the Purchased Assets that are necessary to permit the transfer of such Purchased Assets to Purchaser as may be required in connection with this Agreement. Purchaser shall reasonably cooperate in Seller's efforts to obtain such consents, waivers and approvals.

      4.3 Post-Closing Access.   Seller and Purchaser agree (A) to retain all
books and records with respect to tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date for a period of two years and (B) if requested by the other party within two years of the Closing Date, to give the other party access to such books and records for the purpose of making copies of such books and records.

      4.4 Non-Competition and Non-Solicitation.

            (a) Seller and Shareholder, jointly and severally, agree that, without the prior written consent of Purchaser, for a period of five (5) years following the Closing Date, they will not, (1) directly distribute and sell asset tracking products and services that would directly compete with the Business; or (2) solicit the business of any person or entity that is a customer of the Business as of the Closing Date or any person or entity that was a customer of the Business in the one-year period prior to the Closing Date; provided, however, that at any time Seller and Shareholder may solicit the business of any person or entity that was a customer of the Business for the purpose of providing products other than those provided by or competitive with the Business. The foregoing restriction shall bind Seller and Shareholder, whether they act for themselves or for any other person or entity and whether they act as proprietor, principal, shareholder (other than a less-than-5% shareholder of a publicly-traded corporation), partner, member, agent, representative, director, officer, employee, consultant, independent contractor, lender or in any other capacity. Seller and Shareholder hereby acknowledge that the customer list of Seller is not generally known to the public and that Seller's customer list is the result of a reputation for providing a quality product developed over many years of business. Seller and Shareholder agree that, for a period of five (5) years following the Closing Date, any dealer or distributor agreements that Seller or Shareholder enter into will include a comparable market restriction preventing resale or redistribution of asset tracking products in violation of the market restriction described in this Section 4.4(a)(1). Further, within sixty (60) days of the Closing Date, Seller and Shareholder agree to use commercially reasonable efforts to amend any dealer or distributor agreements in effect as of the Closing Date to include such market restriction.

            (b) Seller and Shareholder acknowledge that since the Business of Seller involves technology that is used in products sold in the U.S. and Canada, Purchaser shall receive non-competition protection for the activities as defined in Section 4.4(a) in the U.S. and Canada.

            (c) If, at the time of enforcement of any of the provisions of this Section 4.4 a court holds that the restrictions stated herein are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, definition of geographic area or scope of activity, or any other reason, the parties hereto agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances shall be substituted for the stated period, scope or area.

            (d) Seller and Shareholder acknowledge that: (1) the covenants and the restrictions contained in this Section are necessary, fundamental, and required for the protection of the goodwill of the Business purchased by Purchaser; (2) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (3) a breach of any of such covenants will result in irreparable harm and damages to Purchaser which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Purchaser shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof, without posting bond.

      4.5 Confidentiality.   In connection with the execution of this
Agreement and in the course of performance of the transactions contemplated herein, a party (the "Receiving Party") has received or may receive data and other Confidential Information (as defined below) with respect to the other party or any of its affiliates (collectively, the "Disclosing Party"). The Receiving Party shall, and shall cause their officers, directors, employees, agents, affiliates and representatives (collectively, "Related Persons") to, treat any in connection with this Agreement, strictly confidential, and will not disclose any such Confidential Information to third parties or use such Confidential Information; provided, however, that this prohibition shall not apply to any information that: (a) is, at the time of disclosure, generally known by or available to the public; (b) becomes publicly available other than as a result of prohibited disclosure by the Receiving Party; (c) is disclosed to the Receiving Party by any person or entity that is not subject to any confidentiality restriction imposed by the Disclosing Party; (d) the Receiving Party develops independently, provided that the Receiving Party can document such independent development; (e) is disclosed with the prior written approval of the Disclosing Party; (f) the Receiving Party is required to disclose under applicable public company reporting obligations, or (g) by other applicable law or by order of any court of competent jurisdiction, but, in the case of (g), the Receiving Party shall first give the Disclosing Party notice of such law or court order and an opportunity to object, if permitted by such law or court order. Because the breach or attempted or threatened breach of this restrictive covenant will result in immediate and irreparable injury to the Disclosing Party for which the Disclosing Party will not have an adequate remedy at law, the Disclosing Party shall be entitled, in addition to all other remedies, to a decree of specific performance of this covenant and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security. The provisions of this Section are in addition to and independent of any agreements or covenants contained in any other agreement between Purchaser, Seller or Shareholder. The term "Confidential Information" shall include all information which falls within any of the following categories:
(i) information specified, either orally or in writing, as confidential by the Disclosing Party at the time of disclosure; (ii) information relating to the trade secrets of the Disclosing Party, or any specifically identified customer or supplier of the Disclosing Party; (iii) information relating to existing or contemplated products, pricing, services, technologies, designs, processes, formulae, algorithms, research or product developments of the Disclosing Party, or any specifically identified customer or supplier of the Disclosing Party; (iv) information related to either party's financial condition and future business strategy; or (v) the terms and conditions of this Agreement. The parties agree to be responsible for the breach and threatened breach of any obligation of confidentiality under this Agreement by any of their respective Related Persons. Notwithstanding the Closing of the transactions contemplated herein, the obligations described in this Section shall survive until the second anniversary of the Closing Date.

      4.6 Corporate Name.

      (a) In accordance with the Trademark License, Purchaser shall have the right, without the payment of additional consideration, to use "by AirIQ" on branding and marketing materials until December 31, 2007.

      (b) Seller, Shareholder and Purchaser shall cease using the "Aircept" name on or before December 31, 2007. Purchaser hereby acknowledges that Seller and Shareholder no longer own and may not convey rights to the "Aircept" name; provided, however, that prior to December 31, 2007, Seller and Shareholder shall, to the extent lawfully permitted, use commercially reasonable efforts to maintain access to Purchaser's services through the website presently hosted at AIRCEPT.COM for those customers listed in Section
2.12 of the Seller and Shareholder Disclosure Letter.

      4.7 Product Warranty Claims. The Escrow Funds will be reduced to the extent product warranty claims, including, but not limited to, the cost of warranty claims for defective products but excluding warranty claims for product performance issues related to the analog network, during the Escrow Period arising from pre-Closing Date sales of product by Seller exceed FIFTY THOUSAND DOLLARS ($50,000) (the "Excess Warranty Claims"). The cost of warranty claims, in this context, shall include all direct product warranty costs for materials and labor for servicing product warranty claims incurred by Purchaser.

      4.8 Product Liability Claims. Seller shall be solely responsible and assume all liability for all product liability claims, personal injury claims, and any claims whatsoever under tort or otherwise related to the Purchased Assets arising from the pre-Closing Date sale of product and merchandise by Seller.

      4.9 Personal Property Taxes. The parties shall prorate personal property taxes, if any, based on the regular tax bill for the tax assessment period that includes the Closing Date. Proration shall be based upon a thirty (30) day month. Purchaser shall be responsible for the payment of the pro rata amount of such taxes based on the number of days elapsed after the Closing Date in the period for which such taxes relate as compared to the total number of days for which such taxes relate. Seller shall be responsible for the payment of the pro rata amount of such taxes based on the number of days elapsed prior to and through Closing in the period for which such taxes relate as compared to the total number of days for which such taxes relate. In the event either Purchaser or Seller pays the entire amount of such expenses, the other party shall promptly reimburse such party for the amounts which the other party is responsible for under this Section 4.9.

      4.10 Sales and Use Taxes. It is understood and agreed that any state or local sales or use taxes that may become payable as the result of the transfer of the Purchased Assets to Purchaser shall be fully paid and discharged by Purchaser and Purchaser will reimburse and hold Seller free and harmless from such sales or use taxes.

      4.11 Payment of Liabilities.

            (a) Seller hereby covenants that Seller will cause all liabilities of Seller related to the Business, for which Seller has received invoices as of the Closing Date and which are not disputed by Seller, and not assumed by Purchaser, to be settled by Seller in full within sixty (60) days of Closing Date, and will cause invoices related to the Business received after the Closing Date which are not disputed by Seller, and not assumed by Purchaser, to also be settled in full on a timely basis. Furthermore, Seller shall settle in a timely manner the liabilities related the to Business not assumed by the Purchaser so that the future business conducted by the Purchaser will not be impaired by vendors or customers to whom Seller has outstanding liabilities.

            (b) Purchaser hereby covenants that Purchaser will cause all Assumed Liabilities of Purchaser, to be settled by Purchaser in full within sixty (60) days of Closing Date, and will cause invoices related to the Business received after the Closing Date which are not disputed by Purchaser, and not retained by Seller, to also be settled in full on a timely basis so that the future business conducted by the Seller or Shareholder will not be impaired by vendors or customers to whom Purchaser has outstanding liabilities.

      4.12 Data Services. At Purchaser's option, Shareholder will provide wireless data service to Purchaser in accordance with the Product Supply and Data Service Agreement.

      4.13 Transition Service Agreement. Purchaser and Shareholder shall enter into a service agreement pursuant to which Seller will provide (a) tier one and tier two client service and technical maintenance, (b) development of backend support functions for the Business to Purchaser and
(c) services necessary for the uninterrupted integration of the technology and operations of the Business to the Purchaser (the "Technology and Client Service Support Agreement"), substantially in the form attached hereto as Exhibit F, to be available to Purchaser until December 31, 2007; provided, however, that Seller shall provide such transition services free of charge until March 31, 2007. Purchaser will also pay for reasonable out-of-pocket and travel expenses for travel by Seller's personnel that is requested by Purchaser.

      4.14 Offer of Employment. The Purchaser shall offer employment to each of the employees listed in Section 2.6 of the Seller and Shareholder Disclosure Letter (the "Designated Employees") with the same salaries paid by Seller as of the Closing Date and the standard employee benefits of Purchaser, to be effective immediately following of the Closing Date, upon evidencing a legal right to work in his or her country of current employment. The Purchaser shall not be obligated to any Designated Employee who refuses the Purchaser's offer of employment. The Seller shall render commercially reasonable assistance to the Purchaser in connection with the Purchaser's offers of employment to the Designated Employees. After the Closing, the Purchaser may give such notice to the Designated Employees concerning the change of their employer with respect to the Business as the Purchaser, in light of applicable law, considers reasonable.

      4.15 Delivery of Proceeds.   In the event that following the Closing
Date, Seller collects or receives any proceeds on any of the accounts receivable set forth on Section 1.1 of the Seller and Shareholder Disclosure Letter, Seller shall deliver such proceeds to Purchaser within seven (7) days of Seller's receipt thereof.

      4.16 Customer Data Transfer. Seller and Shareholder shall use commercially reasonable efforts to transfer data and account information for those customers listed in Section 2.12 of the Seller and Shareholder Disclosure Letter to Purchaser within seven (7) days of the Closing Date.

                               ARTICLE V
                   CONDITIONS PRECEDENT TO SELLER'S AND
                        SHAREHOLDER'S PERFORMANCE

      5.1 Conditions. The obligations of Seller to sell and transfer the Purchased Assets under this Agreement are subject to the satisfaction, at or before Closing, of all the conditions set forth in this Article. Seller and Shareholder may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller or Shareholder of any of their other rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties or covenants under this Agreement.

      5.2 Accuracy of Representations and Warranties. All representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects on and as of Closing, except (i) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualification in clause (ii) below)); and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect of Purchaser as set forth herein) would not result in a Material Adverse Effect.

      5.3 Purchaser's Performance. Purchaser shall have performed and complied with all covenants and agreements, and satisfied all conditions that each is required by this Agreement to perform, comply with or satisfy, before or at Closing.

      5.4 Purchase Price. Seller shall have received the Initial Payment and the Escrow Funds shall have been deposited into the Escrow Account.

      5.5 Employment of Designated Employees. Each Designated Employee shall have received from Purchaser an offer of employment in accordance with
Section 4.14.

      5.6 Patent License. Purchaser and Seller shall have entered into a license providing Seller and Shareholder a perpetual, irrevocable, non-exclusive, royalty-free license to use the AirIQ Vehicle Recovery Patents (US Patent #6,025,774 and US Patent #6,249,217) (the "Patent License"), in substantially the form attached hereto as Exhibit G. Seller and Shareholder will not have the right to enforce the patent.

                               ARTICLE VI
             CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

      6.1 Conditions. The obligation of Purchaser to purchase the Purchased Assets under this Agreement is subject to the satisfaction, at or before Closing, of all the conditions set forth in this Article. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller or Shareholder shall be in default of any of their representations, warranties, or covenants under this Agreement.

      6.2 Accuracy of Representations and Warranties. All representations and warranties by Seller or Shareholder contained in this Agreement shall be true and correct in all material respects on and as of Closing, except (i) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualification in clause (ii) below)); and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect of Seller or Shareholder as set forth herein) would not result in a Material Adverse Effect.

      6.3 Performance by Seller and Shareholder. Seller and Shareholder shall have performed, satisfied and complied with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or before Closing.

      6.4 Exhibits and Schedules. All Exhibits and Schedules to this Agreement shall have been prepared or approved by Seller and Shareholder and shall be dated and shall be accurate as of Closing.

      6.5 Books and Records. Purchaser shall have reviewed copies of all books and records of Seller and such other documents as may be deemed reasonably necessary by counsel for Purchaser to carry out the terms of this Agreement.

      6.6 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing.

      6.7 Opinion of Counsel.
            (a)	An opinion dated as of the Closing and addressed to
Purchaser, by Seller's United States counsel, satisfactory to Purchaser's counsel, and substantially to the effect as follows:

            (1) Seller is a duly incorporated and validly existing corporation and is in good standing under the laws of the State of Delaware and has the corporate power to execute and deliver the Agreement and to consummate the transactions contemplated thereby.

            (2) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein in accordance with the terms hereof will not breach the provisions of the Certificate of Incorporation and Bylaws of Seller.

            (3) The Seller has duly authorized, executed and delivered the Agreement, and the Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other laws of general applicability affecting creditors' rights and general equity principles.

            (b) An opinion dated as of the Closing and addressed to Purchaser, by Seller's Canada counsel, satisfactory to Purchaser's counsel, and substantially to the effect as follows:

                (1) Shareholder is a duly and validly organized and existing corporation and is in good standing under the laws of Canada with full corporate power to carry on the business in which it is engaged.

                (2) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein in accordance with the terms hereof will not breach the provisions of the articles and bylaws of Shareholder.
                (3) The Shareholder has duly authorized, executed and delivered the Agreement, and the Agreement constitutes the valid and binding obligation of Shareholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other laws of general applicability affecting creditors' rights and general equity principles.

      6.8 Bill of Sale. Purchaser shall have received from Seller an executed Bill of Sale.

      6.9 Working Capital. The Purchased Assets shall include a minimum of ONE MILLION DOLLARS ($1,000,000) of Working Capital. As used in this Agreement, "Working Capital" shall mean (i) the sum of: net accounts receivable, pre-paid expenses and inventory (each as set forth in Section 1.1 of the Seller and Shareholder Disclosure Letter), less (ii) the sum of: accounts payable and accrued expenses (each as set forth in Section 1.4 of the Seller and Shareholder Disclosure Letter).

      6.10 Approval and Execution of Documents. The form and substance of all certificates, instruments, opinions and other documents delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel, and shall be properly executed by Seller and Shareholder, as applicable.

      6.11 Certificate of Seller; Other Documents. Purchaser shall have received from Seller: (a) a certificate, dated as of the Closing, signed by officers of Seller certifying, in such detail as Purchaser may reasonably request, that the conditions specified in this Article VI have been fulfilled; (b) a certificate of good standing for Seller dated not more than two (2) weeks prior to Closing, in jurisdictions in which Seller is qualified to do business at the time of Closing; (c) on or before the Closing, a corporate resolution of Seller's Board of Directors and Seller's shareholders duly authorizing and approving the transactions provided for under this Agreement and the Closing hereof; and (d) any other instruments, certificates or documents as may be reasonably requested by Purchaser or its counsel.

                                ARTICLE VII
                                THE CLOSING

      7.1 Time of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at 1401 N. Rice Avenue, Oxnard, California, at 5:00 P.M., on March 16, 2007, following the satisfaction or waiver by the applicable party of the conditions to Closing, or at such other time, date and place as may be mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to herein as the "Closing Date."
      7.2 Seller's and Shareholder's Obligations. At the Closing, Seller and Shareholder shall deliver or cause to be delivered to Purchaser: (a) the Purchased Assets; (b) the executed Bill of Sale; and (c) all documents, certificates, letters, agreements and other items required by Article VI hereof which have not already been delivered prior to Closing.
      7.3 Purchaser's Obligations. At the Closing, Purchaser shall deliver or cause to be delivered to Seller: (a) that part of the Purchase Price due and payable at the Closing as set forth above in Section 1.6; and (b) all documents, certificates and other items required by Article V hereof which have not already been delivered prior to Closing.
      7.4 Cooperation. Each of the parties hereto shall cooperate with the other parties in all reasonable respects, and shall take all steps necessary to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time.
      7.5 Further Documents or Actions. Seller and Shareholder, at any time before or after the Closing, will execute, acknowledge and deliver any further assignments or conveyances, and any other assurances, documents and instruments of transfer, reasonably requested by Purchaser and will take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser.

                               ARTICLE VIII
                              INDEMNIFICATION

      8.1 Indemnification.

            (a) By Seller and Shareholder. Upon the terms and subject to the conditions of this Agreement, Seller and Shareholder shall, jointly and severally, indemnify and hold harmless Purchaser and its shareholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Purchaser Indemnitees"), from and against, and will pay them the amount of, any and all losses, costs, suits, actions, claims, demands, liabilities, damages (including incidental and consequential damages), penalties and expenses (including reasonable attorneys' and auditors' fees and the costs of investigation and defense) (collectively, the "Losses"), incurred or suffered by the Purchaser Indemnitees arising during the twelve (12) month period following the Closing and relating to or arising out of or in connection with any of the following: (1) any material breach as of the Closing Date in any representation or warranty made by Seller in this Agreement; (2) any breach or nonfulfillment by Seller of any of its covenants, or agreements or other obligations in this Agreement; (3) the ownership of the Purchased Assets prior to the Closing Date (except for Assumed Liabilities), irrespective of Seller's Knowledge; (4) the operation of the Business prior to the Closing Date, including, but not limited to, any employee, third party, tort, or product liability claims (except for Assumed Liabilities) irrespective of Seller's Knowledge; and (5) any claims related to products shipped by Seller prior to the Closing Date for which required or necessary regulatory, carrier or customer certifications had not been obtained prior to shipment (except for claims related to or arising from the analog wireless network and/or the Aeris services); but in each case excluding any Losses incurred or suffered by the Purchaser Indemnitees relating to or arising out of the Product Supply and Data Services Agreement, Technology and Client Service Support Agreement or the Fulfillment Support Agreement (Exhibit H); provided, however, (A) the indemnification obligations of Seller and Shareholder pursuant to this Section shall not exceed FOUR MILLION DOLLARS ($4,000,000) in the aggregate (the "Seller and Shareholder Cap Amount"); (B) Seller and Shareholder shall not be obligated to indemnify the Purchaser Indemnitees for any loss, injury, damage or deficiency resulting from any breach of representation or warranty, the breach of which either Purchaser or Parent had Knowledge prior to the Closing Date; (C) Seller and Shareholder shall not be obligated to indemnify the Purchaser Indemnitees for any Losses related to or arising from the accounts receivable listed in the Purchased Assets; and (D) Seller and Shareholder shall not be obligated to indemnify the Purchaser Indemnitees with respect to any claims until the total of all such claims with respect to such matters exceeds TWO HUNDRED THOUSAND DOLLARS ($200,000) (the "Seller's Threshold") in the aggregate; provided, however, that if the total amount of such claims exceeds the Threshold in the aggregate, the Purchaser Indemnitees shall be entitled to be indemnified against the entire amount of such claims, not merely the portion of such claims exceeding the Seller's Threshold.

            (b) By Purchaser. Upon the terms and subject to the conditions of this Agreement, Purchaser and Parent shall, jointly and severally, indemnify and hold harmless Seller and its shareholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Seller Indemnitees"), from and against, and will pay them the amount of, any and all Losses incurred or suffered by Seller Indemnitees arising during the twelve (12) month period following the Closing and relating to or arising out of or in connection with any of the following: (1) any material breach as of the Closing Date in any representation or warranty made by Purchaser in this Agreement; (2) any breach or nonfulfillment by Purchaser of any of its covenants, or agreements or other obligations in this Agreement; (3) any Assumed Liability; (4) the ownership of the Purchased Assets following the Closing Date; and (5) the operation of the Business following the Closing Date, including, but not limited to, any third party, tort, or product liability claims; provided, however, (A) the indemnification obligations of Purchaser pursuant to this Section shall not exceed FOUR MILLION DOLLARS ($4,000,000) in the aggregate; (B) Purchaser and Parent shall not be obligated to indemnify the Seller Indemnitees for any loss, injury, damage or deficiency resulting from any breach of representation or warranty, the breach of which either Seller or Shareholder had Knowledge prior to the Closing Date; and (C) Purchaser shall not be obligated to indemnify the Seller Indemnitees with respect to any claims until the total of all such claims with respect to such matters exceeds TWO HUNDRED THOUSAND DOLLARS ($200,000) (the "Purchaser's Threshold") in the aggregate; provided, however, that if the total amount of such claims exceeds the Threshold in the aggregate, the Purchaser Indemnitees shall be entitled to be indemnified against the entire amount of such claims, not merely the portion of such claims exceeding the Purchaser's Threshold.
            .
      8.2 Claims. If a claim for indemnification is to be made by one or more of the Purchaser Indemnitees or Seller Indemnitees (the "Indemnified Party"), the Indemnified Party shall promptly give notice to the other party (the "Indemnifying Party") of such claim, including the amount the Indemnified Party will be entitled to receive hereunder from the Indemnifying Party; provided, however, that the failure of the Indemnified Party to promptly give notice shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent it materially prejudices the ability to defend or settle a third-party claim. If the Indemnifying Party does not object in writing to such claim within twenty (20) days after receiving notice thereof, the Indemnified Party shall be entitled to recover, on the 21st day after such notice was given, from the Indemnifying Party the amount of such claim, and no later objection by the Indemnifying Party shall be permitted or effective. If the Indemnifying Party agrees that it has an indemnification obligation under this Section with respect to such claim, but timely objects as to the amount of such claim, the Indemnified Party shall nevertheless be entitled to recover, on the 21st day after such notice was given, from the Indemnifying Party the undisputed lesser or liquidated amount of such claim, without prejudice to the Indemnified Party's claim for the difference.

      8.3 Failure of Indemnifying Person to Act. In the event that the Indemnifying Party does not assume the defense of any claim, suit, action or proceeding covered by indemnification under this Article, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations under this Article.

      8.4 Right of Reimbursement or Offset. In the event a claim of indemnification is made by Purchaser pursuant to Section 8.1(a) and payment is not made by Seller or Shareholder within the required time period, Purchaser shall have the right to seek reimbursement for the indemnified amount of any such valid claim from the Escrow Account, to the extent of available funds therein, by submitting a Disbursement Request in accordance with the terms of Escrow Agreement provided, however, that no Disbursement Request may be made with respect to Losses arising under the Product Supply and Data Services Agreement, Technology and Client Service Support Agreement or the Fulfillment Support Agreement.

      8.5 Defense of Third Party Claim. The Indemnifying Party may elect to compromise or defend, and control the defense of, any action or proceeding by a third party (a "Third-Party Claim") at its own expense and by counsel who shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to compromise or defend such Third-Party Claim, it shall within twenty (20) days after receipt of the respective Third-Party notice (or sooner, if the nature or procedural posture of the Third-Party Claim so requires) notify the Indemnified Party making such claim of its intent to do so, and such Indemnified Party shall reasonably cooperate upon the request and at the expense of the Indemnifying Party in the compromise of, or defense against, such Third-Party Claim. The foregoing notwithstanding, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall use reasonable efforts to keep the Indemnified Party advised of the status of any Third Party Claim that it has elected to control and the Indemnified Party shall have the right to consult with the Indemnifying Party regarding any such Third Party Claim. If the Indemnifying Party elects not to compromise or defend the Third-Party Claim, or fails to notify the Indemnified Party of its election as herein provided, or fails to diligently defend or seek to compromise such Third-Party Claim after electing to assume such defense or compromise, the Indemnified Party may, in the exercise of its reasonable discretion, pay, compromise or defend such Third-Party Claim. In any event, the Indemnified Party may participate in (but shall not have the right to control), at its own expense, the defense of any Third-Party Claim by the Indemnifying Party, provided, however, if the named parties to the action or proceeding include both an Indemnified Party and an Indemnifying Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such an Indemnified Party shall be paid by the Indemnifying Party.

                               ARTICLE IX
           NATURE AND SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

      9.1 Representations and Warranties Generally. Notwithstanding the ability and right of a party to investigate fully the affairs of the other party or the accuracy of any representations and warranties of the other party, and notwithstanding any knowledge of facts determined by a party pursuant to such investigation or right of investigation, each party has the right to rely upon the representations and warranties of the other party contained in this Agreement.

      9.2 Effect of Certain Actions. No action taken pursuant to or related to this Agreement, including, without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein.

      9.3 Effect of Closing. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall terminate on the twelve (12) month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 2.18 (Tax Returns and Audits), 2.20 (Environmental Matters) or 2.21 (Employee Benefit Matters) shall each survive for the period of the applicable statutes of limitation.

                               ARTICLE X
                         MISCELLANEOUS PROVISIONS

      10.1 Amendment.   This Agreement may be amended by the parties hereto
at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      10.2 Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(c) waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at any later time to enforce the same. No waiver by any party of any breach of any term, covenant, representation, or condition contained in this Agreement, whether by contract or otherwise, in any one or more instances, shall be deemed to be or be construed a waiver of any other breach of any other term, covenant, representation, or condition contained in this Agreement.

      10.3 Notices. Any and all notices, demands, requests or other communications required or permitted by this Agreement or by law to be served on, given to or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given or delivered upon delivery: (a) by facsimile transmission (confirmed by any of the methods that follow); (b) by a nationally recognized overnight courier service such as Federal Express, UPS or DHL (with proof of service); (c) by hand delivery; or (d) by certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

       If to Seller or Shareholder:  AirIQ Inc.
                                     1099 Kingston Road, Suite 233
                                     Pickering, ON Canada L1V 1B5
                                     Attn: Mark Kohler, CFO
                                     Telephone No.: (905) 831-6444
                                     Facsimile No.: ( 905) 420-0790

       With a copy to:               Covington & Burling LLP
                                     One Front Street
                                     San Francisco, California  94111
                                     Attn: Bruce R. Deming, Esq.
                                     Fax: (415) 955-6551

       and:                          Blake, Cassels & Graydon LLP
                                     199 Bay Street, 28th Floor
                                     Commerce Court West
                                     PO Box 25
                                     Toronto, Ontario M5L 1A9
                                     Attn: Frank P. Arnone, Esq.
                                     Fax: (416) 863-2653

       If to Purchaser or Parent:    CalAmp DataCom, Inc.
                                     1401 N. Rice Avenue
                                     Oxnard, California 93030
                                     Attn: Richard Vitelle, Treasurer
                                     Telephone No.: (805) 987-9000
                                     Facsimile No.: (805) 482-5842

Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail, the next business day following delivery by facsimile, courier service or nationally recognized overnight delivery service, or upon the intended recipient's refusal to accept delivery. Any notices, demands, requests or other communications required or permitted by this Agreement or by law shall refer to the specific Section of this Agreement under which notice, demands, requests or other communications is being given and describe with specificity the reason for such notice, demand, request or other communication. Any party may change its address for the purposes of this Agreement, by giving notice of the change, in the manner required by this Agreement, to the other parties.

      10.4 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, such dispute shall be resolved solely and exclusively by confidential binding arbitration with the San Francisco branch of JAMS ("JAMS") to be governed by JAMS' Streamlined Arbitration Rules and Procedures applicable at the time of the commencement of the arbitration (the "JAMS Rules") and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. The prevailing party shall be entitled to an award of its attorneys' fees, expert witness fees, and costs incurred in connection with any arbitration.

      10.5 Broker. Except as provided in Section 10.5 of the Seller and Shareholder Disclosure Letter, each party hereto represents and warrants that there are no brokers or finders known to such party involved with this transaction and which may be owed compensation in connection with the transactions contemplated hereby.

      10.6 Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Seller and Shareholder may not assign their respective rights and obligations hereunder without the prior written consent of Purchaser, which consent may be given or withheld in Purchaser's sole and absolute discretion.

      10.7 Sole and Only Agreement. This Agreement (including all Exhibits and Schedules attached hereto) constitutes the entire agreement among Purchaser, Parent, Seller and Shareholder with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, whether oral or written, between them regarding the subject matter hereof.

      10.8 Expenses. Purchaser, Parent, Seller and Shareholder shall each pay their own expenses, including, without limitation, counsel and accounting fees and expenses, incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

      10.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

      10.10 Governing Law. This Agreement shall be construed and governed by the laws of the State of California, without regard to the laws as to choice or conflict of laws. This Agreement and the rights and obligations of the parties under this Agreement shall not be governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period, as amended.

      10.11 Captions; Exhibits and Schedules. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement and all references to Exhibits and Schedules are references to Exhibits and Schedules to this Agreement. All Exhibits and Schedules attached hereto and the Seller and Shareholder Disclosure Letter are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

      10.12 Confidentiality. Purchaser, Parent, Seller and Shareholder, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation. This Section shall not apply where disclosure of information related to the transactions contemplated hereby is required by any applicable federal, state, municipal, administrative or other law, statute, rule, regulation, ordinance or other applicable restriction promulgated by a governmental authority. Where a party (or such party's representative) is required to so disclose, such party shall, as soon as possible in the circumstances, notify the other party of the requirement. Upon receiving such notification, the other party may take any reasonable action to challenge the requirement, and the affected party shall (or shall cause the applicable representative to), at the expense of the other party, assist the other party in taking such reasonable action. Notwithstanding the foregoing, the Purchaser hereby acknowledges and agrees that the Shareholder will have to file this Agreement, together with the exhibits and schedules thereto on the public record.

      10.13 Knowledge. As used in this Agreement, "Knowledge" of Seller and Shareholder shall mean the actual knowledge, obtained in the normal course of the due performance of their respective duties and responsibilities, of the following individuals: Donald E. Simmonds, Mark Kohler and Gordon Rodin. As used in this Agreement, "Knowledge" of Purchaser or Parent shall mean the actual knowledge, obtained in the normal course of the due performance of their respective duties and responsibilities, of Fred Sturm and Garo Sarkissian.

      10.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a fully-executed Agreement. Transmittal and receipt of a facsimile copy of this Agreement with the facsimile signature(s) shall be binding on the parties hereto, with the original signature copy to be subsequently delivered by regular mail. The failure to deliver the original signature copy and the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

            [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement as of the Closing Date.

                                          AIRIQ U.S., INC.
                                          Delaware corporation


                                          By:/s/ Donald E. Simmons
                                             -----------------------------
                                             Donald E. Simmonds, CEO

                                                                  "Seller"

                                          CALAMP DATACOM, INC.,
                                          a Delaware corporation


                                          By:/s/ Richard Vitelle
                                             -----------------------------
                                             Richard Vitelle, Treasurer

                                                               "Purchaser"

                                          CALAMP CORP.,
                                          a Delaware corporation


                                          By:/s/ Richard Vitelle
                                             ------------------------------
                                             Richard Vitelle, CFO

                                                                   "Parent"

                                           AIRIQ INC.
                                           a Canada corporation


                                           By:/s/ Mark Kohler
                                              -----------------------------
                                              Mark Kohler, CFO

                                                              "Shareholder"


                [SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT]

                         INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A         Bill of Sale

Exhibit B         Escrow Agreement

Exhibit C         Intellectual Property Assignments

Exhibit D         System Software License

Exhibit E         Product  Supply and Data Service Agreement

Exhibit F         Technology and Client  Service Support Agreement

Exhibit G         Patent License

Exhibit H         Fulfillment Support Agreement